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                                                                    Exhibit 99.1


For immediate release



Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607

                  Leslie Cleveland Hague
                  Investor Relations
                  847 482-5042

               TENNECO AUTOMOTIVE ANNOUNCES KEY EXECUTIVE CHANGES

- RICHARD J. SLOAN RETIRES AFTER STABILIZING AND IMPROVING THE COMPANY'S EUROPEAN OPERATIONS;
- HARI N. NAIR PROMOTED TO EUROPEAN LEADERSHIP POSITION;
- TIMOTHY R. DONOVAN NAMED MANAGING DIRECTOR FOR THE COMPANY'S INTERNATIONAL GROUP.

CHICAGO, BRUSSELS, May 15, 2001 - Tenneco Automotive (NYSE: TEN) announced today that Richard J. Sloan, 62, executive vice president and managing director of the company's European operations, has elected to retire, effective June 15, 2001. Hari N. Nair, 41, currently senior vice president and managing director, Tenneco Automotive International Group, will succeed Sloan as executive vice president and managing director of the European business unit.

"Dick has been a valuable member of our leadership team," said Mark P. Frissora, chairman and CEO of Tenneco Automotive. "He did a great job strengthening our European operations within a very short period of time. While we will miss him, we wish him well in his retirement."

Sloan, a 37-year industry veteran, joined Tenneco Automotive in October 1999 to run its European operations. In less than 18 months, Sloan completed restructuring activities, and




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created a management team - including filling several key positions - with a renewed strategic focus on strengthening profitability. First quarter 2001 revenues and earnings (before interest and taxes) were up 19 percent and 33 percent, respectively, versus the same period one year ago.

Hari Nair joined Tenneco in 1987, and has spent the last two years improving the company's emerging markets operations in Asia and South America. During his tenure, he grew revenue 40 percent, strengthened operating results for the business unit, and expanded business in Brazil, China, and India. In December 2000, he was given additional responsibility for Tenneco Automotive's Japanese original equipment business worldwide, which combined with the emerging markets now makes up the International business group.

Timothy R. Donovan, 45, senior vice president and general counsel, will replace Nair as managing director of the International Group. He was instrumental in negotiating the company's strategic alliance with Futaba Industrial Co. Ltd., Japan's leading exhaust supplier. He is a board member for the joint venture established between Futaba and Tenneco Automotive, and is a member of the global steering committee for the Tenneco and Futaba alliance.

"Hari has strengthened our International Group operations, and I am confident that he will have equal success in leading our European business unit. He leaves behind a powerful management team that, under the leadership of Tim Donovan, should continue to grow our operations in these key markets," Frissora said.




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Reporting to Donovan will be Jeff Jarrell, vice president, responsible for the global management of all Japanese original equipment programs across the company's business units; and Jim Rich, who is promoted to vice president, emerging markets with full operational responsibility for the company's original equipment and aftermarket operations in South America and Asia. Rich previously served as vice president for international aftermarket. Donovan will continue in his role as general counsel with the company's legal and environmental, health and safety staffs reporting to him.

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 23,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker (R) global brand names. Among its products are Sensa-Trac(R) and Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

TIMOTHY R. DONOVAN, senior vice president and general counsel, is responsible for the legal aspects of the company's global business activities including negotiating and implementing joint ventures, acquisitions and divestitures, and other strategic agreements, litigation, customer and supplier relationships, and financial transactions. As a member of Tenneco Automotive's senior management team, he is involved in all aspects of the company's business and operational strategy. Prior to joining Tenneco Automotive in 1999, he was a partner and chairman of the corporate and securities group at the law firm of Jenner & Block, where he also served as a member of the firm's executive and finance committees. Donovan has advised Fortune 500 clients on a broad range of business and legal issues. Beginning in 1996, he was the principal outside corporate counsel to Tenneco, representing and advising the company with respect to corporate and securities matters, including transactions such as spin-offs, asset and stock acquisitions/divestitures, public equity and debt offerings and other financing transactions.

HARI N. NAIR, senior vice president and managing director, International Group, has full operational responsibility for the company's original equipment and aftermarket operations in South America and Asia. Prior to assuming this position in December 2000, Nair was vice



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president and managing director, South America and Asia, where he was successful in expanding business in key emerging markets. Previously, Nair was the managing director for Tenneco Automotive Asia, based in Singapore and responsible for all operations and development projects in Asia. He began his career with Tenneco Inc. in 1987, holding various positions in strategic planning, marketing, business development, and finance. In 1992 he was named director, total quality management system for Tenneco Automotive, and later named director of international business development. Prior to joining Tenneco, Nair was a senior financial analyst at General Motors focusing on European operations.

RICHARD J. SLOAN, executive vice president and managing director, Europe, joined Tenneco Automotive in 1999. He directs both original equipment and aftermarket activities for the company's European operations. Prior to joining Tenneco Automotive, Sloan had an 18-year career with UT Automotive, most recently serving as the worldwide president of the company's automotive interior division. He held a variety of other senior management positions including president of United Technologies Automotive of Europe; president of the hose, fittings and industrial products group; vice president and CFO for the engineered systems division; and vice president of operations for the automotive products division. Prior to joining UT Automotive, Sloan held senior positions with Chrysler Corporation.




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